Exhibit 99.2

Dear Partners,

Two years ago, we set out to partner with you and with one or more businesses in their transition to the public markets. At the time, we believed a public vehicle that offered patient capital, alignment between investors and operators, and the network, resources, and insights of Ribbit Capital would be a compelling alternative for quality financial technology companies versus an IPO or staying private. We called the vehicle LEAP, consistent with our hope that the structure represented a meaningful advancement for entrepreneurs and investors.

Our promise from the start of LEAP was that Ribbit would be a true partner alongside you. We worked hard to bake this into LEAPs structure and committed to co-invest a substantial amount of our own capital in any deal we considered. Even more importantly for us, we put our reputation behind not only the pledge that we would pursue targets with vigor, but also that we would only propose a combination that represented a remarkable and durable investment opportunity.

It turns out that our thesis on the opportunity for LEAP was wrong. Since LEAP’s listing, we held conversations with over 100 potential partners that met our initial criteria for growth, quality, and readiness. We discovered in the process either that those companies did not meet our standard for long-term projected value creation or that they viewed the merits of a transaction with LEAP as less compelling than a traditional IPO or, more commonly, staying private.

Our search has been complicated by factors that we did not anticipate at the outset. SEC commentary and actions contributed to a growing perception of the de-SPACing process as a riskier, more complicated path compared to conventional IPOs, discouraging the highest quality companies from giving the SPAC route earnest consideration. We have seen multiple de-SPACing transactions abandoned citing the SEC review process, with many others significantly delayed. Further, LEAP has operated during a volatile period for fintech in the public markets; with fintech companies listing after LEAP down an average of 49% from their IPO price, there was often a wide gulf between private and prospective public market price levels. Lastly, the abundance of SPAC capital gathered in 2020 and 2021 – most of which was raised with poor alignment between sponsors and shareholders – created challenging dynamics. Given our objectives, we saw little appeal in competing with offers from others willing to get a deal done at any cost.

We are deeply disappointed in LEAP’s failure to close an initial business combination. However, we believe most strongly in doing with your money what we would do with our own. Given the circumstances, we think that returning capital serves your interest far better than compromising on a deal, which would be antithetical both to our culture and to the intent of LEAP.

Ribbit Capital’s mission is to change the world of finance by providing capital and guidance to visionary financial services entrepreneurs. We remain as committed to this mission as ever. Through the last two years, we have only become more convinced that the process for technology companies to transition to the public markets is broken for investors and issuers alike. We will continue to work toward finding solutions, and we hope that we will have the opportunity to earn your partnership again in the future.

The Ribbit Capital Team